UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 8, 2005

DIGITAL LIGHTWAVE, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-21669	95-4313013
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

15550 Lightwave Drive

Clearwater, Florida 33760

(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code: (727) 442-6677

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

Borrowing From Optel Capital, LLC

To fund its working capital requirements, Digital Lightwave, Inc. (the “Company”) borrowed $250,000 on December 8, 2005, and $500,000 on December 12, 2005, from Optel Capital, LLC (“Optel”), an entity controlled by the Company’s largest stockholder and current chairman of the board of directors, Dr. Bryan J. Zwan. The disclosure set forth below under Item 2.03 (Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant) is hereby incorporated by reference into this Item 1.01.

ITEM 2.03. CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT

The Company borrowed $250,000 on December 8, 2005, and $500,000 on December 12, 2005, from Optel to fund its working capital requirements. Each loan is evidenced by a separate secured promissory note, bears interest at 10.0% per annum, and is secured by a security interest in substantially all of the Company’s assets. Principal and any accrued but unpaid interest under each secured promissory note is due and payable upon demand by Optel at any time after December 31, 2005; provided, however, that the entire unpaid principal amount of each loan, together with accrued but unpaid interest, shall become immediately due and payable upon demand by Optel at any time on or following the occurrence of any of the following events: (a) the sale of all or substantially all of the Company’s assets or, subject to certain exceptions, any merger or consolidation of the Company with or into another corporation; (b) the inability of the Company to pay its debts as they become due; (c) the dissolution, termination of existence, or appointment of a receiver, trustee or custodian, for all or any material part of the property of, assignment for the benefit of creditors by, or the commencement of any proceeding by the Company under any reorganization, bankruptcy, arrangement, dissolution or liquidation law or statute of any jurisdiction, now or in the future in effect; (d) the execution by the Company of a general assignment for the benefit of creditors; (e) the commencement of any proceeding against the Company under any reorganization, bankruptcy, arrangement, dissolution or liquidation law or statute of any jurisdiction, now or in the future in effect, which is not cured by the dismissal thereof within ninety (90) days after the date commenced; or (f) the appointment of a receiver or trustee to take possession of the property or assets of the Company.

Each of the secured promissory notes is attached to this Current Report on Form 8-K as an exhibit and is incorporated herein by reference. The foregoing summary does not purport to be complete and is qualified in its entirety by reference to such documents.

The Company continues to have insufficient short-term resources for the payment of its current liabilities.

As of December 12, 2005, the Company owed Optel approximately $46.0 million in principal plus approximately $5.7 million of accrued interest thereon, which debt is secured by a first priority security interest in substantially all of the Company’s assets and such debt accrues interest at a rate of 10.0% per annum. The maturity dates and corresponding payment schedules related to these obligations are as follows:

•	Secured Convertible Promissory Note. Pursuant to that certain secured convertible promissory note, dated as of September 16, 2004, the Company borrowed $27.0 million from Optel on the following terms (the “Secured Convertible Promissory Note”):

•	Accrued and unpaid interest as of September 16, 2004, plus interest that accrued on such accrued and unpaid interest and interest that accrued on the $27.0 million outstanding principal from September 16, 2004 became due and payable on September 16, 2005, is now due and payable on demand at any time, and as of December 12, 2005 was approximately $3.7 million; and

•	Interest that accrues from September 17, 2005, to December 31, 2005, is due and payable on demand at any time after December 31, 2005, and as of December 12, 2005 was approximately $739,000 ; and

•	$27.0 million in principal is due and payable on demand at any time after December 31, 2005.

•	Short-Term Notes. Pursuant to those several short-term secured promissory notes issued by the Company to Optel since September 30, 2004, the Company has borrowed approximately an additional $19.0 million on the following terms (the “Short-Term Notes”):

•	Approximately $16.3 million in principal, plus accrued interest which as of December 12, 2005 was approximately $1.2 million, is currently payable on demand at any time; and

•	Approximately $2.7 million in principal, plus accrued interest which as of December 12, 2005 was approximately $33,000, is due and payable on demand at any time after December 31, 2005.

All of the foregoing transactions with Optel were approved by the Company’s board of directors, upon the recommendation of a special committee of the board. The special committee is composed solely of independent directors.

On December 2, 2004, Optel established an irrevocable standby letter of credit in the amount of approximately $1.35 million on the Company’s behalf and naming as beneficiary Lightwave Drive LLC, the landlord for the Company’s corporate headquarters and production and shipping facilities located at 15550 Lightwave Drive, Clearwater, Florida. The irrevocable standby letter of credit expires concurrent with the expiration of the lease in November 2008.

On February 10, 2005, at a special meeting of the Company’s stockholders, the conversion feature of the Secured Convertible Promissory Note was approved by the Company’s disinterested stockholders. Accordingly, all or any portion of such debt is convertible into the Company’s common stock at the option of Optel at any time. The conversion price is based upon the volume-weighted average trading price of the Company’s common stock during the period of five consecutive trading days ending on the date immediately prior to the date of any conversion. Further, as part of the conversion features approved by the disinterested stockholders, the Company is required to file a registration statement covering the offer and sale by Optel of the shares of common stock issuable upon conversion and to keep the registration statement effective until the date that is two years after the date that such registration statement is declared effective.

On March 11, 2005, the Company issued 981,258 shares of common stock to Optel in connection with Optel’s conversion of $1.0 million of the accrued interest of the indebtedness outstanding under the Secured Convertible Promissory Note.

On March 15, 2005, Optel established an irrevocable letter of credit in the amount of $6.0 million on the Company’s behalf and naming MC Test Service, Inc. (“MC Test”) as beneficiary. MC Test provides outsourced manufacturing services to the Company. With the letter of credit in place, MC Test has extended regular payment terms to the Company to pay for purchased production material. The letter of credit expires on December 30, 2005.

As of December 12, 2005, the aggregate outstanding principal and accrued interest under the Secured Convertible Promissory Note was approximately $31.4 million, and the applicable conversion price was approximately $0.1735. Accordingly, on December 12, 2005, Optel had the right to convert the Secured Convertible Promissory Note into an aggregate of 181,047,850 shares of common stock. Conversion by Optel of all or any portion of the Secured Convertible Promissory Note could significantly dilute the ownership interests of the Company’s other stockholders and give Optel and Dr. Bryan J. Zwan even greater control over the Company. If Optel converted all of the indebtedness evidenced by the Secured Convertible Promissory Note, including principal and accrued interest, into shares of common stock on December 12, 2005, at a conversion price of $0.1735 per share, Optel and other entities controlled by Dr. Zwan would control, in the aggregate, approximately 89.5% of the then outstanding shares of common stock after giving effect to the conversion.

If the Company is not able to obtain financing, it expects that it will not have sufficient cash to fund its working capital and capital expenditure requirements for the near term and will not have the resources required for the payment of its current liabilities when they become due. The Company’s ability to meet cash requirements and maintain sufficient liquidity over the next 12 months is dependent on the Company’s ability to obtain additional financing from funding sources which may include, but may not be limited to Optel. Optel currently is, and continues to be, the principal source of financing for the Company. The Company has not identified any funding source other than Optel that would be prepared to provide current or future financing to the Company.

The Company has entered into discussions with Optel to restructure the Short-Term Notes and the Secured Convertible Promissory Note by extending the maturity date of such debt, to arrange for additional short-term working capital and to continue guarantees through letters of credit to secure vendor obligations. If the Company does not reach an agreement to restructure the Short-Term Notes and the Secured Convertible Promissory Note, continue its guarantees through letters of credit and obtain additional financing from Optel, the Company will be unable to meet its obligations to Optel and other creditors, and in an attempt to collect payment, creditors including Optel, may seek legal remedies.

The Company cannot assure that it will be able to obtain adequate financing, that it will achieve profitability or, if it achieves profitability that the profitability will be sustainable or that it will continue as a going concern. As a result, the Company’s independent registered public accounting firm has included an explanatory paragraph for a going concern in its report for the year ended December 31, 2004, that was included in the Company’s Annual Report on Form 10-K filed on March 30, 2005.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.

(a)	Financial Statements of Businesses Acquired.

Not applicable.

(b)	Pro Forma Financial Information.

Not applicable.

(c)	Exhibits.

10.1	Secured Promissory Note issued by Digital Lightwave, Inc. to Optel Capital, LLC on December 8, 2005.

10.2	Secured Promissory Note issued by Digital Lightwave, Inc. to Optel Capital, LLC on December 12, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DIGITAL LIGHTWAVE, INC.

Date: December 14, 2005	By:	/s/ ROBERT F. HUSSEY
Robert F. Hussey
Interim President and
Chief Executive Officer

Exhibit Index

Exhibit No.	Description
10.1	Secured Promissory Note issued by Digital Lightwave, Inc. to Optel Capital, LLC on December 8, 2005.

10.2	Secured Promissory Note issued by Digital Lightwave, Inc. to Optel Capital, LLC on December 12, 2005.